Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
US Airways Group, Inc.:
We consent to the incorporation by reference in Registration Statements No. 333-137806, 333-129896, 333-129899, and 333-130063 on Form S-3 of US Airways Group, Inc. and to the incorporation by reference in Registration Statements No. 333-152033 and 333-128766 on Form S-8 of US Airways Group, Inc. of our report dated February 17, 2009, except as to note 1 (u) and note 1 (v), which are as of December 3, 2009, with respect to the consolidated balance sheets of US Airways Group, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three year period ended December 31, 2008, which report appears in the Current Report on Form 8-K dated December 3, 2009.
Our report on the consolidated financial statements dated February 17, 2009, except as to note 1 (u) and note 1 (v), which are as of December 3, 2009, contains an explanatory paragraph that states that US Airways Group, Inc. adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, and the measurement date provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. Our report also refers to a change in accounting for convertible debt instruments in accordance with Financial Accounting Standards Board Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which became effective January 1, 2009.
/s/ KPMG LLP
Phoenix, Arizona
December 3, 2009